Exhibit 5.1

Your Ref:		Please Respond To:	Mike Edwards
Our Ref:	26411.0010/60269387	Direct Dial:	+44 20 7367 0034
Tel No:	+44 20 7367 0030	Email:	mike.edwards@cains.com
Fax No:	+44 20 7367 0031

Eros International PLC Fort Anne Douglas Isle of Man IM1 5PD British Isles	7 July 2014

Dear Sirs

The offer (the “Offer”) by Eros International PLC (the “Company”) of up to 7,200,000  A Ordinary Shares of £0.30 each (the “New Shares”) and the sale by Eros Ventures Limited, Jyoti Deshpande and Andrew Heffernan of up to 850,000 shares which they hold in the Company (the “Sale Shares” and, together with the New Shares, the “Shares”)

Preliminary

1.	We are a firm of advocates practising the laws of the Isle of Man and are qualified to give you this legal opinion under Isle of Man law.

Documents Examined

2.	For the purposes of this legal opinion, we have examined and relied upon copies of the following documents:

2.1	a registration statement on Form F-1 (File No. 333-196857) and all amendments thereto, issued by the Company in respect of the Offer (the “Registration Statement”);

2.2	the Memorandum and Articles of Association of the Company appearing on the file of the Company maintained by the Registrar of Companies appointed pursuant to the Companies Act 2006 on 1 July 2014;

2.3	the minutes of meetings of the board of directors of the Company held on 26 June 2006, 5 December 2006, 11 April 2008, 22 June 2009, 11 November 2010, 28 May 2011, 18 June 2013, 29 August 2013, 9 September 2013, 28 October 2013 and 5 June 2014 (the “Board Minutes”); and

2.4	the written resolutions of a committee of the board of directors of the Company (the “Pricing Committee”) passed on 15 June 2014 and the minutes of a meeting of a committee of the board of directors of the Company held on 4 July 2014 (the “Pricing Committee Minutes” and, together with the Board Minutes, the “Resolutions”).

In this legal opinion, “non-assessable” means that the subscription price for which the Company agreed to issue the share, has been paid in full to the Company so that no further sum is payable to the Company by any holder of that share in respect of the subscription price and the holder of that share is not liable, solely because of its holder status, for additional assessments or calls on the share by the Company or its creditors.

Isle of Man Law

3.	We have not investigated the laws of any jurisdiction other than the Isle of Man and this opinion is given only with respect to the currently applicable laws of the Isle of Man and is given on the basis that it will be governed by and construed in accordance with such laws.

Assumptions

4.	For the purposes of giving this legal opinion, we have assumed:

4.1	the genuineness of all signatures; the capacity of all signatories; the authenticity and completeness of all documents submitted to us as originals; the conformity with original documents and completeness of all documents submitted to us as copies; and the correctness of all facts stated in the Registration Statement;

4.2	that no provisions of the laws of any jurisdiction outside the Isle of Man would be contravened by the issue of the Registration Statement or the performance by the Company of its obligations as set out therein;

4.3	that, insofar as any obligation under the Registration Statement falls to be performed in any jurisdiction outside the Isle of Man, its performance would not be unlawful by virtue of the laws of that jurisdiction;

4.4	that no laws (other than of the Isle of Man) which may apply with respect to the Registration Statement or the transactions and matters contemplated thereby would be such as to affect any of the opinions stated herein;

4.5	that all filings, recordals, publications, notifications and registrations as are necessary to permit the issue of the Registration Statement or for the purposes of protecting or preserving any rights, duties, obligations or interests or as may be required to permit the performance thereof by any person have been or will be made or obtained within the time permitted, or will have been made or obtained within the time permitted, in all jurisdictions other than the Isle of Man;

4.6	that all necessary consents or approvals of, and all necessary registrations or other action by or with, any regulatory authority or any other person or entity outside the Isle of Man have been or will be obtained, performed or taken in relation to the issue of the Registration Statement;

4.7	that the A Ordinary Shares of the Company will be listed on the New York Stock Exchange in the manner described in the Registration Statement (“Listing”); and

4.8	that at a further duly convened and held meeting or by a written resolution duly signed by 4 members of the Pricing Committee the terms of the Offer will be approved and authorised together with the issue of the New Shares in accordance with the terms of the Registration Statement.

Opinions

5.	On the basis of the foregoing, we are of the opinion that:

5.1	The share capital of the Company available for issue is £25,000,000 divided into 83,333,333.33 shares designated as either A Ordinary Shares or B Ordinary Shares. The maximum number of B Ordinary Shares which may be issued is 27,216,885.667.

5.2	The New Shares have been duly created and their issue and allotment in accordance with the Registration Statement will have been duly authorised; once issued in accordance with the relevant terms of the Registration Statement, the New Shares will be legally issued, fully paid and non-assessable.

5.3	The statements contained in the section of the Registration Statement entitled “Description of Share Capital”, insofar as these statements relate to the laws of the Isle of Man or matters governed by Isle of Man law (and to no other matters whatsoever) at the date of the Registration Statement and at the time and date of delivery of this legal opinion, are accurate in all material respects.

5.4	The Sale Shares have been dully issued, are fully paid and are non-assessable.

Consent

6.1	This opinion is addressed to the Company in connection with the registration of the A Ordinary Shares in the Company under the Securities Act.

6.2	We consent to the filing of a copy of this legal opinion as Exhibit 5.1 to the Registration Statement and to reference to us being made in the paragraph of the Registration Statement headed Legal Matters. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated by the US Securities and Exchange Commission under the Securities Act.

Yours faithfully,

 /s/ Cains

CAINS